EXHIBIT 4 (aa)


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                      AMENDED AND RESTATED OPTION AGREEMENT

     This Amended and Restated Option Agreement, dated as of May 1, 1998, is by and between Roger Berman ("Berman"), James Stigler ("J. Stigler"), Thomas Stigler ("T. Stigler"), Joshua Sharfman ("Sharfman"; together with Berman, J. Stigler and T. Stigler collectively the "Founders" and each individually a "Founder"), Digital Lava Inc., a Delaware corporation ("Lava" or the "Company"), and Judson Cooper ("Cooper").

     The parties previously entered into an Option Agreement, dated as of January 31, 1997 (the "Option Agreement"), regarding the grant by each of the Founders to Cooper of options to purchase shares of Series A Convertible Preferred Stock of the Company in consideration for the agreement by Cooper to provide financial advisory services to the Company and the Founders and to introduce to the Company potential sources of financing.

     Now, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties desire to amend and restate the Option Agreement as follows:

     1. Grant of Options.

     1.1 Each of the Founders, as to himself only, hereby grants to Cooper, an irrevocable option (an "Option", collectively, the "Options"), for a period of ten years from the date hereof (the "Option Period"), to designate in writing to the Company and the Founders a person or persons, at his sole choice and discretion, to be the "Purchaser" under the Share Purchase Agreement in the form of Exhibit A annexed hereto ("Agreement") between such Purchaser and a Founder for the sale of 20% of the number of shares of Common Stock of the Company ("Common Stock") or Series A Convertible Preferred Stock of the Company ("Series A Preferred Stock") currently held by each of the Founders at an exercise price of $1.00 per share of Series A Preferred Stock and $.10 per share of Common Stock. The number of shares of Common Stock or Series A Preferred Stock held by each of the Founders for purposes of determining the number of shares (20%) subject to the Options shall be subject to reduction in connection with any recapitalization of the Company's outstanding securities resulting in a reduction in the number of shares held by the Founders so that, in any event, the Options will give Cooper the right to purchase on an aggregate basis that number of Shares and Converted Shares (both as defined below) that equals the number of Converted Shares held by Messrs. Tom Stigler and Roger Berman, taking into account a reduction equal to the number of Converted Shares covered by the Options.

     The shares of Common Stock held by Sharfman that are subject to this Option Agreement are referred to herein as the "Shares"; the shares of Series A Preferred Stock held by Berman, J. Stigler and T. Stigler that are subject to this Option Agreement are referred to herein as the "Preferred Shares"; the shares of Common Stock issuable upon conversion of the Preferred Shares are referred to herein as the "Converted Shares" and the Shares, the Preferred Shares and the Converted Shares together are referred to herein as the "Option Shares."


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     The total number of Shares and Converted Shares covered by any Option of
Cooper or any designated Purchaser shall be allocated among the Founders as follows: Berman - 2/8; J. Stigler - 3/8; T. Stigler - 2/8 and Sharfman - 1/8 (for example, if a particular Purchaser has been designated by Cooper as having the right to purchase 80 Shares and Converted Shares, the Option will provide such Purchaser the right to purchase 2 Preferred Shares from Berman, 3 Preferred Shares from J. Stigler, 2 Preferred Shares from T. Stigler and 10 Shares from Sharfman).

     1.2 If the Preferred Shares have been converted into Converted Shares prior to the exercise of the Option hereunder, the Option with respect to Messrs. Berman, T. Stigler and J. Stigler shall relate to Converted Shares, and the exercise price per share shall be $.10, as adjusted pursuant to Section 2 hereof.

     1.3 Upon the return to the Founders within the Option Period of an executed Agreement by any person constituting a Purchaser (which each Founder agrees to execute), c/o the Company, at 10850 Wilshire Boulevard, Suite 1260, Los Angeles, CA 90024, together with payment for the Shares or Preferred Shares (or Converted Shares, if the Preferred Shares have been converted as of such date) in the form of a certified check or wire transfer of funds to each Founder for $.10 for each Share or Converted Share of such Founder purchased and $1.00 for each Preferred Share of such Founder purchased, a binding contract between the Founders and such person with respect to the Shares, Preferred Shares or Converted Shares to be purchased by such person shall come into force and effect.

     1.4 Any Purchaser exercising an Option in whole or in part must exercise the Option simultaneously among the Founders in a pro rata manner, as described in the last paragraph of Section 1.1 hereof.

     1.5 Cooper acknowledges that any Shares, Preferred Shares or Converted Shares obtained by him or any Purchaser shall be subject to any "lockup" agreements, risks of forfeiture or any other contractual restrictions imposed upon the shares of capital stock held by the Founders (excluding employee stock options).

     2. Adjustments to Exercise Price and Number of Securities. The Exercise Price and, in some cases, the number of Shares, Preferred Shares (or Converted Shares) subject to this Option Agreement, shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 2.

     2.1 Subdivision, Combination or Stock Dividend. If the Company shall at any time subdivide its outstanding shares of Common Stock or Series A Preferred Stock into a greater number of shares of Common Stock or Series A Preferred Stock or declare a dividend upon its shares of Common Stock or Series A Preferred Stock payable solely in shares of Common Stock or Series A Preferred Stock, the Exercise Price with respect to the Shares or Preferred Shares in effect immediately prior to such subdivision or declaration shall be proportionately reduced, and the number of Shares or Preferred Shares subject to


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the option hereunder shall be proportionately increased. Conversely, in case the outstanding shares of Common Stock or Series A Preferred Stock of the Company shall be combined into a smaller number of shares of Common Stock or Series A Preferred Stock, the Exercise Price for Shares or Preferred Shares in effect immediately prior to such combination shall be proportionately increased, and the number of Shares and Preferred Shares subject to the option hereunder shall be proportionately reduced. If any such subdivision or combination with respect only to the shares of Common Stock (and not with respect to the shares of Series A Preferred Stock) occurs prior to the conversion of the Preferred Shares, the Exercise Price for the Preferred Shares and the number of Preferred Shares subject to this Option Agreement shall not be modified, since an adjustment to the "Conversion Price" of the Preferred Shares (the basis for determining the number of shares of Common Stock generally issuable upon conversion of the Series A Preferred Stock) will be made pursuant to the provisions of Section 6.4 of Article 6 of the Company's Amended and Restated Certificate of Incorporation.

     2.2 Notice of Adjustment. Promptly after any adjustment of the Exercise Price or any increase or decrease in the number of Option Shares purchasable upon the exercise of the options hereunder, the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to Cooper at 666 Third Avenue, 30th Floor, New York, NY 10017, or such other address as he (or his transferee) designates. The notice shall be signed by the Company's chief financial officer and shall state (i) the effective date of the adjustment and the Exercise Price resulting from such adjustment and (ii) the increase or decrease, if any, in the number of Option Shares purchasable at such price, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     2.3 Other Notices. If at any time:

          (a) the Company shall declare any cash dividend upon its shares of Common Stock or Series A Preferred Stock;

          (b) the Company shall declare any dividend upon its shares of Common Stock or Series A Preferred Stock payable in securities (other than a dividend payable solely in shares of Common Stock or Series A Preferred Stock) or make any special dividend or other distribution to the holders of its shares of Common Stock or Series A Preferred Stock;

          (c) there shall be any consolidation or merger of the Company with another corporation, or a sale of all or substantially all of the Company's assets to another corporation; or

          (d) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in any one or more of said cases, the Company shall give, by certified or registered mail, postage prepaid, addressed to Cooper (or his transferee) at his address set forth above or otherwise designated by him (or his transferee), (i) at least 15 days' prior written notice


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of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such dissolution, liquidation or winding-up;
(ii) at least 10 days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger or sale, and (iii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, at least 15 days' written notice of the date when the same shall take place. Any notice given in accordance with clause (i) above shall also specify, in the case of any such dividend, distribution or option rights, the date on which the holders of shares of Common Stock or Series A Preferred Stock shall be entitled thereto. Any notice given in accordance with clause (iii) above shall also specify the date on which the holders of Common Shares shall be entitled to exchange their shares of Common Stock or Series A Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, as the case may be. If Cooper (or his transferee) does not exercise his Options prior to the occurrence of an event described above, except as provided in Sections 2.1 and 2.4, Cooper (or his transferee) shall not be entitled to receive the benefits accruing to existing holders of shares of Common Stock or Series A Preferred Stock, as the case may be, in such event.

     2.4 Changes in Common Shares. In case at any time the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company's assets or recapitalization of the shares of Common Stock or Series A Preferred Stock) in which the previously outstanding shares of Common Stock or Series A Preferred Stock shall be changed into or exchanged for different securities of the Company or common stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of any of the foregoing (each such transaction being herein called the "Transaction" and the date of consummation of the Transaction being herein called the "Consummation Date"), then Cooper (or his transferee), upon the exercise of his options hereunder at any time on or after the Consummation Date, shall be entitled to receive from the Founders, and his options shall thereafter represent the right to receive from the Founders, in lieu of shares of Common Stock or Series A Preferred Stock issuable upon such exercise prior to the Consummation Date, the highest amount of securities or other property to which Cooper would actually have been entitled as a holder of a share of Common Stock or Series A Preferred Stock upon the consummation of the Transaction if such Cooper (or his transferee) had exercised his option immediately prior thereto. The provisions of this Section 2.4 shall similarly apply to successive Transactions.

     3. Registration Rights. The Options and the Shares, Preferred Shares and Converted issuable upon exercise of the Options have not been registered under the Securities Act of 1933, as amended (the "Act"). Upon exercise, in whole or in part, of the Options a certificate representing the Shares, the Preferred Shares and the Converted Shares issuable upon exercise of the Options (collectively, the "Option Securities") shall bear the following legend unless such Option Securities previously have been registered under the Act in accordance with the terms hereof:


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     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED
     UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), AND MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) AN OPINION OF COUNSEL OBTAINED AND PAID FOR BY THE PERSON SEEKING TO DISPOSE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.

Notwithstanding the foregoing, the Company has agreed that the Option Shares shall be deemed to be "Registrable Securities" under the Registration Agreement (the "Registration Agreement") dated as of July 3, 1996 between the Company and the persons listed on Schedule 1 annexed thereto, which Registration Agreement is hereby incorporated herein by reference, and that Cooper or any transferee shall have all the rights and obligations of a "Holder" under the Registration Rights Agreement as if he were a party thereto; provided, however, that Cooper (and any transferee) shall be required to execute and deliver any "lock-up" agreement limiting his ability to resell his Option Shares that the Founders are required to execute and deliver by any managing underwriter or other person. Notwithstanding the foregoing, the parties agree that in the event of any conflict, inconsistency or ambiguity between the provisions of the Registration Agreement and the provisions of this Option Agreement, the provisions of this Option Agreement shall prevail and control.

     4. Representations, Warranties and Agreements of the Founders. Each Founder, as to himself only, represents, warrants and agrees with Cooper that he is the sole owner of the Shares or Preferred Shares subject to this Option Agreement, that at the time of transfer to Cooper (or any other Purchaser), such Shares or Preferred Shares (as applicable) will be free and clear of all liens and encumbrances, and that performance by such Founder of his obligations under this Option Agreement will not conflict with or violate (i) any indenture, loan agreement, lease, mortgage or other agreement binding on the Founder, (ii) any order of a court or administrative agency binding on the Founder or (iii) any applicable law or governmental regulation. The Founders jointly and severally represent and warrant to Cooper that, as of the date hereof, they currently own the following shares of Common Stock and Series A Preferred Stock (without taking into effect exercise of the Options granted hereby): (i) Berman -- 202,391 shares of Series A Preferred Stock; (ii) J. Stigler -- 303,587 shares of Series A Preferred Stock; (iii) T. Stigler -- 202,391 shares of Series A Preferred Stock and (iv) Sharfman -- 1,011,960 shares of Common Stock, and that each one share of Series A Preferred Stock is currently convertible into ten shares of Common Stock. Each of the Founders agrees to waive any rights he may have, by virtue of any agreement


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among the Founders, or otherwise, to acquire any of the Shares, Preferred Shares or Converted Shares held by the other Founders.

     5. Representations and Warranties of the Company. Execution and delivery of this Option Agreement has been duly authorized by all necessary corporate action of the Company. At the time of transfer to Cooper (or to any other Purchaser), performance by the Company of its obligations under this Option Agreement will not conflict with or violate the charter documents or bylaws of the Company, or conflict with or violate, in any material respect, (i) any indenture, loan agreement, lease, mortgage or other agreement binding on the Company, (ii) any order of a court or administrative agency binding on the Company, or (iii) any applicable law or governmental regulation, the effect of any of which would have a material adverse effect on the Company or its subsidiaries, taken as a whole, or materially impair or restrict the Company's power to perform its obligations as contemplated hereby.

     6. Representations and Warranties of Cooper. Cooper represents and warrants to the Founders and to the Company that (i) he has been furnished with all materials relating to the Company and its current and proposed activities which he has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any representations or information relating to the Company and its current and proposed activities,
(ii) other than as set forth herein, no representations or warranties have been made to him by the Founders or the Company with respect to the intended business of the Company, the financial condition, prospects, profitability, operations and/or potential of the Company and/or the economic or any other aspects of the consequences of an investment in the Company by means of exercise of the Options, (iii) he is acquiring the Options for his own account, as principal, for investment and not with a current view to the resale or distribution of all or any part of the Option or the Shares, Preferred Shares or Converted Shares and (iv) he can now, and at all times in the future will be able to, bear the economic risk of a complete loss of his entire investment in the Company without materially affecting his financial condition, (v) he is an investor qualified under applicable federal and state law to have issued to him the securities described in this Option Agreement and is an "accredited investor" under Rule 501 of the Act and (vi) he has heretofore neither transferred nor agreed to transfer to any person any of his rights under this Option Agreement, and will not do so without showing this Option Agreement to each prospective Purchaser.

     7. Transferability. The Options covered by this Option Agreement may be sold, transferred, assigned, hypothecated or otherwise disposed of, in whole or in part, without restriction, subject to compliance with applicable securities laws. Any transferee of Cooper shall execute and deliver to the Founders and to the Company an undertaking to perform the obligations of Cooper hereunder with respect to the Options acquired by him or it, and upon any such transfer, the transferee shall have all of the rights of Cooper hereunder with respect to the Options, including without limitation, the discretion under Section 1 hereof to designate a Purchaser of those Shares, Preferred Shares or Converted Shares obtainable upon exercise of the Options acquired by it from Cooper.


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     8. Miscellaneous.

     8.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any action or proceeding relating to this Agreement may be brought in the courts of New York sitting in New York County, or in the United States courts located in New York County, New York, and each of the parties irrevocably consents to the jurisdiction of such courts in any such action or proceeding.

     8.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

     8.3 Entire Agreement; Amendment. This Agreement, including any Exhibits hereto, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated except by a written instrument signed by the Company, the Founders and Cooper (or his transferees).

     8.4 Notices. All notices and other communications required or permitted hereunder shall be mailed by first-class mail, postage prepaid, by nationally recognized overnight courier, or delivered either by hand or by messenger, addressed (a) if to Cooper, as indicated herein or at such other address as he (or any transferee) shall have furnished to the Company and to the Founders in writing, (b) if to the Company, at its address set forth herein or at such other address as the Company shall have furnished to Cooper (or any transferee) in writing and (c) if to any Founder, to each of the Founders, c/o the Company, as provided above. All such notices or communications shall be deemed given when actually delivered by hand, messenger, facsimile or mailgram or, if mailed, three days after deposit in the U.S. mail, or if sent by recognized overnight courier, one day after duly sent.

     8.5 Delays or Omission. No delay or omission to exercise any right, power or remedy accruing to any party to this Option Agreement, upon any breach or default of another party under this Option Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Option Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

     8.6 Severability. In case any provision of this Option Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     8.7 Titles and Subtitles. The titles of the Sections and Subsections of this Option Agreement are for convenience of reference only and are not to be considered in construing this Option Agreement.


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     8.8 Counterparts. This Option Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


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     IN WITNESS WHEREOF, the parties have caused this Amended and Restated
Option Agreement to be executed and delivered by their duly authorized officers or partners, as the case may be, as of the day and year first above written.

                                             DIGITAL LAVA INC.



                                    By: /s/ Danny Gampe
                                        ----------------------------------------
                                        Danny Gampe, Chief Financial Officer


                                    /s/ Judson Cooper
                                    --------------------------------------------
                                        Judson Cooper

                                             FOUNDERS:

                                             /s/ Roger Berman
                                            ------------------------------------
                                                 Roger Berman

                                             /s/ James Stigler
                                            ------------------------------------
                                                 James Stigler

                                             /s/ Thomas Stigler
                                            ------------------------------------
                                                 Thomas Stigler

                                             /s/ Joshua Sharfman
                                            ------------------------------------
                                                 Joshua Sharfman